SERVICE AGREEMENT

                  THIS AGREEMENT made as of the 14th day of June, 1995, between TEMPLETON RUSSIA FUND, INC., a corporation organized under the laws of the State of Maryland (hereinafter called "Company"), and Chemical Mellon Shareholder Services, a corporation organized under the laws of the State of New Jersey, with its principal office at 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey, (hereinafter called "CMSS").

         WITNESSETH:

         NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Company and CMSS agree as follows:

     1. CMSS will be named Transfer Agent, Registrar and Dividend Disbursement Agent for the Company.

     2. All indemnities contained in the resolution of the Board of Directors of the Company by which CMSS is appointed as Transfer Agent, Registrar and Dividend Disbursement Agent for the Company shall remain in full force and effect.

     3. Attached to this Agreement and designated as "Schedule A" is a listing of the services which CMSS agrees to provide to the Company.

     4. It is agreed that CMSS will be compensated for its services to the Company pursuant to this Agreement in accordance with the provisions of the Fee Schedule which is attached hereto and designated as "SCHEDULE B".

     5. It is agreed between CMSS and the Company that the term of this Agreement shall be for a period of one year commencing on the date of the execution of this Agreement by both CMSS and the Company.

     6. It is understood that CMSS's fee will not be increased during the period of this Agreement, provided however, that at the end of the initial (12) months period of this Agreement and at the end of any subsequent (12) month period, such fees shall be adjusted by the annual percentage of change in the average hourly earnings of all office clerical workers (all industries) as last reported by the Bureau of Labor Statistics of the United States Department of Labor. In the event there is an increase in the cost of performance of the services due to changes in applicable regulations of any regulatory agencies, the amount of such cost shall be paid by the Company. It is further provided that Mellon shall comply with all applicable laws and regulations relating to pricing and responsibilities which may then be in effect.

     7. These fees do not include out-of-pocket expenses such as stationery, postage, forms or counsel fees, if any, nor services related to special work, such as stock dividends, mergers, tenders, acquisitions or other services not presently being performed by CMSS as requested or authorized by the Company.

     8. It is agreed that CMSS will bill the Company monthly for fees and costs, expenses and disbursements, and that payment will be made by the Company within 30 days of the date of the bill.

     9. This Agreement may not be terminated prior to the expiration for any reason except for unacceptable service performance by CMSS, or the non-payment by the Company of CMSS's bills within a period o the time deemed reasonable by CMSS. Unacceptable service performance shall mean noncompliance it the then current generally accepted service standards of the securities transfer industry.

     10. This Agreement may not be amended or modified in any manner except by a written agreement by both CMSS and the Company with the same formality as this Agreement.

     11. During the last ninety days of this Agreement either CMSS or the Company may be thirty days written notice to the other request that the terms herein be renegotiated or the Agreement terminated. In the absence of such written notification by either party to the other during such ninety day period, this Agreement will automatically continue for an additional one year period and subsequent one year periods thereafter under the same conditions.

     12. This Agreement shall be governed by and construed, and interpreted in accordance with the laws of the State of New Jersey.

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

                                        CHEMICAL MELLON SHAREHOLDER SERVICES

ATTEST:/s/BARRY ROSENTHAL               BY:/s/JOHN KEEGAN
       -----------------------             -----------------------------------
TITLE:  ACCOUNT OFFICER                    JOHN KEEGAN
                                           VICE PRESIDENT

                                         TEMPLETON RUSSIA FUND, INC.

ATTEST:/S/W                              BY:/s/THOMAS M. MISTELE
      ------------------------              ----------------------------------
TITLE:  COUNSEL                             TITLE: SECRETARY







                           TEMPLETON RUSSIA FUND, INC.

                                  "SCHEDULE A"

TRANSFER AGENT AND REGISTRATION SERVICES

o Issuance and cancellation of certificates
o Checking of stop transfer notations
o Processing of legal transfers
o Issuance of shares upon exercise of stock options
o Replacing lost or stolen certification
o Preparing and mailing of daily transfer sheets, including a Management Summary Journal
o Processing of transfers for Depository Trust Company on FAST System (book credit entries)
o Controlling supply of unissued certificates
o Filing of cancelled certificates and subsequent shipping to you
o Countersigning and recording of certificates as Registrar

SHAREHOLDER RECORDS

o Maintain current account file/open new accounts
o Obtaining and maintaining taxpayer I.D. numbers pursuant to IDTCA rules and regulations
o Posting of debits and credits including out-of-town transfers, if applicable
o Set-up, maintenance, placing and releasing of stop transfer notations
o Processing changes of address/confirm to shareholder
o Processing dividend payment orders (if appropriate)
o Shareholder correspondence including replacement of checks and communications with the brokerage community
o Purge closed accounts annually and maintain on microfiche
o Notification of activity of certain stop transfer accounts (i.e. optionee and participants of restricted awards)
o Code accounts with "bad addresses" to suppress future mailings
o Annual mailings of W-9 and W-8 forms to appropriate holders

ANNUAL MEETING SERVICES ARE INCLUDED IN OUR "PER SHAREHOLDER" FEE AS FOLLOWS:

o Mail Broker Dual Post Card to Broker/Nominee File or provide labels to conduct search for number of sets proxy materials required
o Furnish a certified list of shareholders promptly after the record date
o Prepare and mail proxy cards Annual Reports and Meeting notices to holders
o Tabulate proxies, provide daily reports and deliver proxies to company
o Prepare complete voted list for Meeting and periodic voted/unvoted listings as required
o Provide Inspectors of Election, as needed, at meeting









                  TEMPLETON RUSSIA AND EAST EUROPEAN FUND, INC.

                                   SCHEDULE B

PER SHAREHOLDER SERVICE FEE                       ANNUAL             MONTHLY
-------------------------------------------------------------------------------
                                                   $6.84           $0.5698164

CERTIFICATE ISSUANCE RATE                                          $2.1147824

PER SHAREHOLDER FEE COVERS 2 DIVIDEND PAYMENTS YEARLY

MINIMUM ANNUAL FEE  - $7049.27
 (SHOULD SERVICES NOT REACH THIS AMOUNT)

DIVIDEND REINVESTMENT
-----------------------
PER STATEMENT MAILED                             $2.1147824

PER LIQUIDATION & TERMINATION                    $15.00

THE  ABOVE  CHARGES  ARE  EXCLUSIVE  OF  OUT-OF-POCKET   EXPENSES  FOR  POSTAGE,
INSURANCE, STATIONERY, ETC. ADDITIONAL SERVICES REQUIRED OTHER THAN APPEARING ON "SCHEDULE A" WILL BE CHARGED ACCORDING TO THE BASIC CURRENT FEE SCHEDULE.